(h) (2)(i)

Appendix A to Transfer Agency and Service Agreement

As of [    ], 2018

Series

Impact Shares NAACP Minority Empowerment ETF

Impact Shares Sustainable Development Goals Global Equity ETF

Impact Shares YWCA Women’s Empowerment ETF